ViewCast Reports 2011 Fourth Quarter, Year-End Results

New Product Initiatives on Track; Launches Expected by Early Summer, Throughout Second Half of 2012

PLANO, Texas, March 30, 2012 /PRNewswire/ -- ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the capture, transformation and delivery of digital media over enterprise, broadband, and mobile networks, today reported results for the 2011 fourth quarter and year ended December 31, 2011 as well as a new product introduction schedule and guidance for the 2012 first quarter.

The Company reported net sales of $3.4 million in the fourth quarter 2011 compared to $4.7 million in the prior year period. While the pipeline for both Osprey® cards and Niagara® systems remained steady, order flow from the Company's principal OEM customer was lower in the fourth quarter. Macroeconomic factors that have impacted the sales channels in recent quarters were still evident in the period, but have begun to ease.

New ViewCast Chief Executive Officer John Hammock said, "We made excellent progress in the period that will benefit both top- and bottom-line results in the coming quarters and years. We have laid much of the groundwork to re-launch the Company as a growing enterprise that controls its own commercial destiny in the sweet spot of the digital media equipment marketplace."

Hammock explained, "First, to address and right size the organization for the current order flow, we aggressively restructured the organization and its cost structure to align with our current revenue and to put the right people in place to succeed commercially and enhance shareholder value. These changes and savings have allowed us to re-channel operating funds into more efficient systems and high value product enhancements that we will be rolling out during the balance of the year. Secondly, those product initiatives have made excellent progress and will open the door for us to access additional large customers in the telecom industry and other institutional customers that are seeking new solutions as they all gear up to deliver content directly to consumers and their mobile platforms."

Recent Operational Highlights

  During the final months of 2011, complete commercial management restructuring was executed, including the appointment of John Hammock to the position of Chief Executive Officer and a Director of the Company, the appointment of Mike Galli as Vice President of Marketing and the appointment of Howard Barouxis as Vice President of Sales.  In addition to Hammock, two additional individuals were added to the Board of Directors.
  The VMp product line assets and business were sold to a subsidiary of Genus Technologies, LLC in January 2012. Under the transaction terms, ViewCast will receive earn-out payments that will continue to provide the Company revenue streams.
  Launch of the Niagara® 9100 series – an ultra high-density/high-performing video encoder platform that streams SD and HD video.  The 9100 series also enables service providers, broadcasters and enterprises to power digital content for existing and new audiences in the mobile, web and IPTV environments.
  Launch of the Osprey® 820e video capture card that integrates audio with a traditional graphics interface – an industry first. The ability to integrate both audio and video with a traditional graphics interface makes this card ideal for enterprise and education customers that want to upgrade and simplify their streaming programs simultaneously.

Fourth Quarter Financial Results

In the 2011 fourth quarter, revenues were $3.4 million compared to $4.7 million in the prior year period. Operating expenses for the fourth quarter 2011 were $2.1 million compared to $2.4 million for the prior year period. Operating income of $21,000 for the fourth quarter 2011 decreased from income of $435,000 for the year-earlier period.

Net loss for the fourth quarter 2011 was $(936,000) compared to net income of $142,000 in the fourth quarter 2010.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2011 fourth quarter was $(721,000), compared to $383,000 in the 2010 fourth quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company's overall performance and considered as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company's reported financial results or other financial information prepared in accordance with GAAP.

Chief Financial Officer Laurie Latham commented on the ongoing financial restructuring, "We have been successful in our principal financial goal on the operating and expense side of things as we pared back expenses to better match our revenue run rate, with the idea that as we return to growth, stronger bottom-line results will be produced. We executed on the vast majority of the changes already, and we feel confident that the organization is in a more stable position with far better upside as we progress throughout 2012."

Year-End Financial Results

Revenues for the year ended December 31, 2011 were $14.1 million compared to $15.9 million for the 2010 full year. Operating expenses for 2011 were $10.0 million, compared to $9.7 million for 2010. The operating loss was $(1.2) million, compared to an operating income of $361,000 for 2010.

Net loss for 2011 was $(3.0) million, compared to a net loss of $(0.6) million for 2010. Due to the accounting treatment for the preferred stock redemption during the period, the net income applicable to common shareholders benefitted by $5.6 million, which together with an adjustment of $282,000 for stated preferred stock dividends resulted in net income applicable to common shareholders of $2.3 million or $0.05 per share on a fully diluted basis for the year ended December 31, 2011. This compares, after the stated preferred stock dividends adjustment of $820,000, to a net loss applicable to common shareholders of $(1.4) million or $(0.04) per share on a fully diluted basis for the prior year period.

EBITDA for 2011 was $(2.1) million, compared to $429,000 for 2010.

"Progress with new products and inroads into new customer bases is our marketing priority," concluded Hammock. "We are looking forward to a series of new product introductions that extend our proven core technologies and competencies into new arenas, where we can promote our technology advantages. Within a year, we believe our business will be far more balanced between our expanded target verticals, and will provide a return to profitable growth."

Guidance for remainder of 2012

The Company anticipates revenues to stay relatively stable with expenses in alignment for the first quarter as new product initiatives have not yet been released into the market. As those product categories are added and new markets entered throughout the remainder of the year, we anticipate that revenues will begin a long and steady ramp. Because the company now operates at a lower break-even point, we believe that incremental revenues will have a greater positive impact on operating results and the bottom line.

About ViewCast Corporation

ViewCast enables anyone to deliver video - whenever, wherever. With more than 400,000 of its Osprey® video capture cards and thousands of its Niagara® streaming systems deployed globally, ViewCast is at the forefront of the streaming video industry.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

ViewCast, SCX, Osprey, SimulStream, and Niagara are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other products are trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company's products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties' patents, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

ViewCast Contact: Laurie L. Latham Chief Financial Officer Tel: +1 (972) 488-7200	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

Financial Tables Follow
VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands – except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$ 3,428	$ 4,653	$ 14,111	$ 15,872

Cost of sales	1,331	1,802	5,315	5,834

Gross profit	2,097	2,851	8,795	10,037

Total operating expenses	2,075	2,417	9,965	9,676

Operating income (loss)	21	435	(1,169)	361

Total other expenses	(58)	(59)	(224)	(179)
Income tax benefit	-	5	-	5

Net income (loss) from continuing operations	(37)	381	(1,393)	187

Net loss from discontinued operations	(899)	(239)	(1,628)	(738)

Net income (loss)	$ (936)	$ 142	$ (3,021)	$ (551)

Preferred stock dividends	-	(205)	(282)	(820)
Preferred stock redemption	-	-	5,586	-

Net income (loss) applicable to
common stockholders	$ (936)	$ (63)	$ 2,283	$ (1,371)

Net income (loss) per common share (basic and diluted):
Continuing operation	$ (0.00)	$ 0.00	$ 0.08	$ (0.02)
Discontinued operation	$ (0.02)	$ (0.01)	$ (0.03)	$ (0.02)
Net income (loss)	$ (0.02)	$ (0.00)	$ 0.05	$ (0.04)

Weighted Average number of
common shares outstanding:
Basic & Diluted	55,896	36,097	50,081	36,046

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss)	$ (936)	$ 142	$ (3,021)	$ (551)

Depreciation and amortization	157	187	666	806

Total other and income tax benefit	58	54	224	174

EBITDA	$ (721)	$ 383	$ (2,131)	$ 429